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                                                                    EXHIBIT 10.2


May 19, 2005



Dear Mr. Bruce:

I am pleased to offer you the full-time position of Corporate Head, Technical Operations with King Pharmaceuticals, Inc. and the associated compensation/benefit package as outlined herein. This offer is contingent upon your successfully passing drug screening, criminal and educational background checks, and reference checks, and also contingent upon all results being received in our office prior to the date you start work.

The Corporate Head, Technical Operations is a salaried, exempt position and reports directly to Brian Markison, President and Chief Executive Officer, King Pharmaceuticals, Inc. As Corporate Head, Technical Operations you will be expected to properly perform such duties as may reasonably be assigned to you, consistent with your title. You agree that you will be bound by all written Company policies in effect from time to time, including the Code of Conduct.

This position is offered at a starting monthly salary of $31,666.67. Also included would be a cash signing bonus of $75,000.00, less applicable taxes and withholding, which you would receive within the two weeks subsequent to your date of hire, June 13, 2005. This bonus would be paid at the beginning of your employment with your agreement to repay same to the Company upon your voluntary separation within one (1) year from your first day of employment.

Also included with this offer is an equity inducement of $300,000.00 in value which shall be made available in one of three ways as determined by management and the Compensation and Human Resources Committee of the Board of Directors; the $300,000.00 of value shall be provided in the form of (1) restricted shares of King Pharmaceuticals stock; or (2) stock options; or (3) some combination of
(1) and (2) above. Each of these plans is subject to the receipt of approval of the King Pharmaceuticals, Inc. Incentive Plan by shareholders. Such awards shall be granted on such other terms and conditions as are generally made applicable to awards granted to other executives of the Company.

You would be eligible to participate in the Executive Management Incentive Award ("EMIA") and the Long-Term Incentive Award ("LTIA") as approved by the Board of



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Directors for the Corporate Head level. The 2005 Executive Management Incentive
Award payout schedule (as a percentage of base salary) is: Threshold 25%, Target 50%, and Stretch 100%. (Please see enclosed 2005 Executive Management Incentive Award ("EMIA") for details.) Presently the 2005 Long-Term Incentive Award instrument includes both qualified and non-qualified stock options, vesting on a three-year prorated schedule: 1/3 after the first anniversary of the grant date, 1/3 after the second grant date anniversary, and 1/3 after the third anniversary of the grant date. The grant of any award pursuant to the LTIA is always subject to changes in the Company's Incentive Plan and the LTIA in place at the time of such award.

The benefit package with this position includes::

         o        EMPLOYER-PAID FAMILY MEDICAL/HOSPITALIZATION/PHARMACY
                  INSURANCE PLAN;

         o        EMPLOYER-PAID FAMILY DENTAL INSURANCE PLAN;

         o        EMPLOYER-PAID VISION CARE PLAN;

         o        EMPLOYER-PAID SHORT- AND LONG-TERM DISABILITY PLANS;

         o        EMPLOYER-PAID TERM LIFE INSURANCE IN THE AMOUNT OF $500,000;

         o AN ANNUAL LEAVE PACKAGE CONSISTING OF FIVE WEEKS (25 DAYS) ANNUAL VACATION, SIX (6) SICK LEAVE DAYS, AND TWO (2) PERSONAL DAYS;

         o        TWELVE (12) PAID HOLIDAYS;

         o        A CHILD CARE BENEFIT PROGRAM;

         o A TUITION REIMBURSEMENT PROGRAM AVAILABLE AFTER ONE FULL YEAR OF SERVICE;

         o        A 401(k) PLAN;

         o        AN ADOPTION BENEFIT;

         o        AN EMPLOYEE ASSISTANCE PROGRAM;

         o        A RELOCATION PACKAGE TO BE DISCUSSED IN A SEPARATE
                  CORRESPONDENCE; AND

         o PARTICIPATION IN A SEVERANCE PLAN AS DEFINED IN THE KING PHARMACEUTICALS, INC. SEVERANCE PAY PLAN: TIER I, ADOPTED ON MARCH 15, 2005.

* Based on your hire date of June 13, 2005, the paid leave available to you for the remainder of 2005 is as follows: 13 Vacation Days, 3 Sick Leave Days, and 2 Personal Business Days.

Employee eligibility for each plan is based on the plan's individual requirements. Benefits will be added or adjusted as necessary to reflect the particular benefit package appropriate at the Corporate Head level.

It is the practice of the Company to reimburse reasonable business expenses which have a clear business purpose and which are incurred in the performance of an employee's job duties. Pursuant to applicable Company policy, such business expenses must be properly approved and reported, and supported by required receipts.

As with all our employees, your employment will be on an at-will basis, meaning that should you accept this offer and then change your mind, you may terminate your employment at any time, as can the Company. By accepting such an offer of employment, you would be consenting to Tennessee being the appropriate legal venue for resolving any employment disputes.



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The enclosed packet of materials contains important information about our company and its benefits, and it is important that you take time to complete all the necessary paperwork prior to your start date. ADDITIONALLY, IT IS NECESSARY FOR YOU TO COMPLETE THE DRUG SCREEN PRIOR TO STARTING WORK. WE CANNOT PERMIT YOU TO START WORK UNTIL THE DRUG SCREEN RESULTS HAVE BEEN RECEIVED IN OUR OFFICE.

         o DOCUMENTS TO VERIFY YOUR EMPLOYMENT ELIGIBILITY. Examples of such documents include a U.S. Passport, Certificate of U.S. Citizenship or Naturalization, or a State Driver's License and a Birth Certificate or an original Social Security card.

         o DATES OF BIRTH AND SOCIAL SECURITY NUMBERS OF anyone who will be listed as a DEPENDENT OR BENEFICIARY on insurance policies.

         o We encourage all employees to participate in our DIRECT DEPOSIT PROGRAM since this expedites receipt of your pay. Please bring with you a COPY OF A PERSONAL CHECK for the account in which your funds are to be deposited (DEPOSIT SLIPS ARE NOT ACCEPTABLE).

         o We will also need to verify your legal name on your SOCIAL SECURITY CARD for the Internal Revenue Service with regard to year-end W-2s. If you cannot locate your Social Security card, please contact your local Social Security office and apply for a new or replacement card.

We are glad you are planning to join our Company and encourage you to contact Mark Millwood at (423) 989-8000 if you have questions about your employment offer or benefits. Ric, I congratulate and welcome you to the King Pharmaceuticals family of companies!

Sincerely,

/s/ C. Diane Holbrook
------------------------
C. Diane Holbrook
Executive Vice President
Human Resources

CDH:wdb

Enclosures